EXHIBIT 10.4

Purchase Agreement

Switch Cover Plate Providing Automatic Emergency Lighting Patent #5833350

Nutek Inc.
                   23792 Rockfield Blvd. Suite 140
                      Lake Forest CA. 92630
              Tel: (949) 587-9400  Fax: (949) 587-9534

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                          Table of Contents


Table of Contents..........................................	2
Confidentiality Statement..................................	3
Existing Product...........................................	3
PRODUCT ................................................... 3
Purchase Agreement with Nutek Inc..........................	3
RECITALS...................................................	3
SERVICE....................................................	4
PRODUCT....................................................	4
RESPONSIBILITIES...........................................	4
PAYMENT....................................................	4
CONFIDENTIALITY............................................	5
NON COMPETE................................................	5
WARRANTIES.................................................	5
INTEGRATION................................................	6
CONSTRUCTION AND JURISDICTION..............................	6
ATTORNEY'S FEES............................................	6


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Confidentiality Statement

The information embodied in this Purchase Agreement is strictly confidential and is supplied on the understanding that it will be held confidentially and not disclosed to third parties without the prior written consent of Nutek, Inc.

Existing Product

PRODUCT

The product is the Switch Cover Plate Providing Emergency Lighting covered by Patent number 583350

Currently, the product exists and has been Patented in the United States with Patent Numbers 583350, the product is currently is in the prototype stage. The molds and tooling to manufacture the product are not in existence, neither are the tooling to manufacture the packaging for the product. Nutek Inc. is seeking to purchase all rights, title and interest to the product.

Purchase Agreement with Nutek, Inc.

Agreement entered into this 27th day of August, 1999 by and between Electro Static Solutions LLC, of 10005 Muirlands Ave, Suite I-J, Irvine CA 92618 hereinafter, referred to as "SELLER" and Nutek Inc. of 23792 Rockfield Blvd., Suite 140 Lake Forest CA 92630 hereinafter "PURCHASER".

                                RECITALS

WHEREAS, SELLER has created the Switch Cover Plate Providing Emergency Lighting covered by Patent number 583350 the "product". SELLER has not produced the required tooling and dies to produce the product and packaging, and

WHEREAS, SELLER seeks to manufacture and market this product which he holds all rights, patents, title and interest to, to the general public at large; and

WHEREAS, PURCHASER has an interest and is in the business of developing, marketing, manufacturing and the management, promotion, and financing of companies and products, and has the management knowledge and expertise to manufacture, promote and market the product; and

WHEREAS, PURCHASER is willing to purchase all rights, patents, title and interest to the "product" pursuant to the following terms and conditions:

NOW, THEREFORE, in consideration of these premises and those other terms and conditions set forth hereinafter, the parties agree as follows:

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1. SERVICE.

PURCHASER is to receive all rights, patents, title and interest to the "product". The parties may amend and supplement this agreement from time to time in writing under mutual agreement, and such supplement, signed by both parties with all amendments and supplements thereto, shall be attached to this Agreement, and made a part hereof.

2. PRODUCT.

PURCHASER will acquire and retain sole and exclusive rights to the Product, and any and all updates and revisions, PURCHASER shall have as sole and exclusive all the world wide rights hereinafter, referred to as the "territory", rights, to market, and air the Product, as well as all updates and revisions, and sole and exclusive right in the Territory to distribute the product in all media, now or hereafter devised, including without limitation the following media:

(i) all forms of direct response television including 800/900 and similar, telephone numbers; (ii) print media; (iii) outbound telemarketing; (iv) package inserts; (v) catalogs; (vi) direct sales; (vii) radio; (viii) televised shopping; (ix) credit card syndication; (x) direct mail; (xi) retail; and
(xii) seminars.

3. RESPONSIBILITIES.

PURCHASER will create infomercials with direct response phone numbers, addresses and, if applicable, sales tax and shipping message integrated into infomercials.

PURCHASER shall accommodate consumer payments for Product; and shall establish and maintain or contract out for the services of 800 inbound telephone services to take calls from customers regarding Product; and shall establish and maintain production services in order to deliver Product to consumers; and shall maintain continuity and customer service support programs if and when under the circumstances determines it is appropriate; and shall establish and maintain marketing programs through direct response media other than television, which by way of example include but are not limited to radio, print, catalog, and others, if and when under the circumstances it is determined it is appropriate; and shall market the Product in retail, professional, institutional and all other markets, if and when under the circumstances it is determined to be appropriate; and may modify the services it performs and perform additional services as it may determine is appropriate under the circumstances in order to promote the Product.

4. PAYMENT.

I. PURCHASER shall receive all rights, title and interest to the product. PURCHASER shall pay SELLER a "Royalty Payment" of Three (3%) percent of Net Gross revenues.

II. PURCHASER to pay Six Hundred Thousand (600,000) shares of Nutek restricted stock within 14 days of signing of agreement. This stock has a value of $0.30 per share and represents One Hundred Eighty Thousand dollars ($180,000.00). This stock is to be restricted for a period of one (1) year.

III. PURCHASER will pay Fifty Thousand ($50,000.00) dollars once it has completed it's due diligence on the product, this is to take no more than thirty (30) days. The purchaser will then pay an additional Thirty Thousand ($30,000.00) dollars 30 days later, an additional Thirty Thousand ($30,000.00) dollars 60 days later and a final cash payment of Forty Thousand ($40,000.00) no later than 90 days after the first payment has been made. This gives a total cash investment of One Hundred and Fifty Thousand ($150,000.00) dollars.

IV. Royalty payments will be increased by Seven (7%) percent until the balance of the Six Hundred and Seventy Thousand ($670,000.00) still remaining from the One Million ($1,000,000.00) dollar purchase price has been paid.

V. Royalty Payments to be made quarterly on the first day of each quarter commencing from date of first launching of the product. PURCHASER agrees to submit quarterly reports to SELLER and to keep SELLER informed of the number of Products shipped and amount paid. Reports shall be submitted within thirty (30) days of the end of each quarter. Such reports shall include the number of Product shipped, sold and amount paid from previous quarter.


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5. CONFIDENTIALITY.

SELLER agrees to hold all information that SELLER obtains as confidential for the purposes of this agreement. SELLER agrees not to use or disclose confidential information to any person or entity, except as necessary under this Agreement. Nothing herein above written shall prevent the parties from making any disclosure which is required by law, government regulation, or rule, or which disclosure is ordered or otherwise required by a court of competent jurisdiction through its subpoena power or otherwise or by a state or federal regulatory or other governmental agency.

6. NON COMPETE.

The SELLER and PURCHASER both agree that during the term of this Agreement they shall not either directly or indirectly compete or enter into any agreement to compete in any way with each other. The provisions of this section shall be enforceable in a court of law or equity by an injunction or an action of specific performance.

7. WARRANTIES.

SELLER hereby represents and warrants to PURCHASER the following:

The execution, delivery and performance of this Agreement is within SELLER's powers and does not contravene any law or contractual restriction binding on or affecting SELLER.

This Agreement is a legal, valid and binding obligation of SELLER enforceable against SELLER in accordance with its respective terms.

SELLER has full right, patents, title and ownership of the Product.

PURCHASER hereby represents and warrants to SELLER the following:

PURCHASER is a corporation duly incorporated, validly existing and in good standing under the laws of the State Nevada.

The execution, delivery and performance by PURCHASER of this Agreement is within PURCHASER's corporate powers, has been duly authorized by all necessary corporate or stockholder action on its part, does not contravene restriction binding on or affecting PURCHASER or any of its properties, and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

This Agreement is a legal, valid and binding obligation of PURCHASER enforceable against PURCHASER in accordance with its respective terms.

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8. INTEGRATION.

This Agreement together with all exhibits amendments and supplements represents the complete and entire Agreement between the parties hereto. This Agreement either embodies or supersedes all prior, contemporaneous or subsequent oral agreements, representations, understandings, and all written notations, memoranda or correspondence of any party hereto, their agents, employees or other related persons, related to the work contemplated in this Agreement.

9. CONSTRUCTION AND JURISDICTION.

This Agreement shall be construed and enforced pursuant to the laws of the State of California. By affixing their signatures to this agreement, the parties hereby submit themselves to the courts of the State of California, for the judicial resolution of any disputes arising under the terms, interpretation or performance of this agreement. If any one or more paragraphs in this Agreement is found to be unenforceable or invalid, the parties agreement on all other paragraphs shall remain valid. Non enforcement of any section of this Agreement by either party does not constitute a waiver or consent and both parties reserve the right to enforce this Agreement at their discretion.

10. ATTORNEY'S FEES.

In the event either party is required to retain counsel to enforce the provisions of this Agreement or to bring legal action to enforce the provisions of this Agreement or remedy any breaches of this Agreement, the prevailing party in such action shall be entitled to its costs and attorney's fees incurred in such action or procedure, whether or not an action is ultimately filed in a court of proper agreed jurisdiction.

WHEREFORE, the parties have affixed their signatures to this Agreement the date first above stated. Furthermore, by signing this Agreement all signature parties acknowledge they fully understand and agree to all the terms and conditions of this Agreement.

PURCHASER           			                  SELLER

Signature                                Signature

/s/ Murray N. Conradie		                	/s/ Dan Delmonico
---------------------------              --------------------------
CEO/President Nutek Inc.
                                         /s/ Howard Walman
                                         -------------------------
                                         Electro Static Solutions, LLC

Date:  9/15/99                         		Date:  9/15/99


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